Exhibit (h)(45)

AMENDMENT TO REPORT MODERNIZATION ADDENDUM
to Fund Accounting and Administration Agreement

This Amendment dated June 29, 2018 (this “Amendment”) is to the Report Modernization Addendum dated May 21, 2018 (the “Addendum”) to the Fund Accounting and Administration Agreement dated October 1, 2007, as amended (the “Agreement”), by and between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”), and Financial Investors Trust, a Delaware statutory trust (the “Trust”).

WHEREAS, ALPS and the Trust wish to amend the Addendum in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Effective as of the date of this Amendment, Appendix II to the Addendum to the Agreement is replaced in its entirety with the new Appendix II attached hereto and incorporated by reference herein.

2.	Except as specifically set forth herein, all other provisions of the Addendum and the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

FINANCIAL INVESTORS TRUST

By:	/s/ Edmund J. Burke
Name:	Edmund J. Burke
Title:	President

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May
Name:	Jeremy O. May
Title:	President

Appendix II

Compensation

Fees for the Additional Services:

For the Additional Services, the Trust will pay ALPS as follows:

1